Bill Wheat, CFO
301 Commerce Street, Ste. 500, Fort Worth, Texas 76102
817-390-8200
January 10, 2006

D.R. HORTON, INC., AMERICA’S BUILDER, REPORTS A 19% INCREASE IN NET SALES ORDERS FOR THE FIRST QUARTER OF FISCAL YEAR 2006

FORT WORTH, TEXAS – D.R. Horton, Inc. (NYSE:DHI), America’s Builder, the largest homebuilder in the United States, Tuesday (January 10, 2006) reported record first quarter net sales orders. Net sales orders for the quarter ended December 31, 2005 increased 19% to $3.2 billion (11,463 homes) compared to $2.7 billion (9,901 homes) for the same quarter of fiscal year 2005.

Donald R. Horton, Chairman of the Board, said, “We are extremely pleased that each of our regions reported net sales increases in both units and sales dollars for the quarter. Our continued sales momentum and record first quarter backlog position the Company for another record year in fiscal 2006.”

D.R. Horton, Inc., America’s Builder, is the largest homebuilder in the United States, delivering more than 51,000 homes in its fiscal year ended September 30, 2005. Founded in 1978 in Fort Worth, Texas, D.R. Horton has expanded its presence to include 74 markets in 25 states in the Midwest, Mid-Atlantic, Southeast, Southwest and Western regions of the United States. The Company is engaged in the construction and sale of high quality homes with sales prices ranging from $90,000 to over $900,000. D.R. Horton also provides mortgage financing and title services for homebuyers through its mortgage and title subsidiaries.

Portions of this document may constitute “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Although D.R. Horton believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements are based upon information available to D.R. Horton on the date this release was issued. D.R. Horton does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements in this release relate to the Company’s sales momentum and strong backlog positioning the Company for another record year in fiscal 2006. Factors that may cause the actual results to be materially different from the future results expressed by the forward-looking statements include, but are not limited to: changes in general economic, real estate and other conditions; changes in interest rates, the availability of mortgage financing or increases in the costs of owning a home; governmental regulations and environmental matters; our substantial debt; competitive conditions within the industry; the availability of capital to the Company on favorable terms; the Company’s ability to effect its growth strategies successfully; and warranty and product liability claims. Additional information about issues that could lead to material changes in performance is contained in D.R. Horton’s annual report on Form 10-K, which is filed with the Securities and Exchange Commission.

NET SALES ORDERS

	Quarter Ended December 31,
	2004		2005
	Homes	Dollars	Homes	Dollars
Mid-Atlantic	1,037	$276.9	1,111	$289.5
Midwest	429	124.8	558	156.4
Southeast	1,759	410.6	1,820	479.5
Southwest	3,938	738.8	4,783	1,014.3
West	2,738	1,104.6	3,191	1,227.1

Total	9,901	$2,655.7	11,463	$3,166.8

WEBSITE ADDRESS: www.DRHORTON.com